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                                                      Exhibit 99.B-(2)(G)(ii)(a)

                                     FORM OF

[Insert IIMBV letterhead]


_______________, 2005

ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, Arizona 85258

RE:  Sub-Advisory Fee Waiver

Ladies and Gentlemen:

ING Investments, LLC ("ING Investments") and ING Investment Management Advisors, B.V. ("IIMBV") are parties to a Sub-Advisory Agreement dated _______, 2005 (the "Agreement") under which ING Investments has agreed to pay to IIMBV an annual sub-advisory fee in the amount of 0.69%, as a percentage of average daily net assets of ING Global Equity Dividend and Premium Opportunity Fund. By this letter, IIMBV hereby voluntarily waives a portion of the annual sub-advisory fee that it is entitled to receive as follows:

IIMBV will waive twelve (12) basis points from the sub-advisory fee payable by ING Investments for a period of five years, commencing on the date of the Agreement. For the next four years ending on [April 1, 2013], the amount of the fee waiver will decrease by three (3) basis points per year, as reflected in the post-waiver sub-advisory fee reflected in the schedule set out below.

             TIME PERIOD                    ANNUAL SUB-ADVISORY FEE
             -----------                    -----------------------
                                   (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
      [3/29/05 through 4/1/2010                        0.57%
      4/2/2010 through 4/1/2011                        0.60%
      4/2/2011 through 4/1/2012                        0.63%
      4/2/2012 through 4/1/2013                        0.66%
       4/2/2013 and thereafter]                        0.69%

This letter agreement shall terminate upon the termination of the Agreement.

Sincerely,


G.H. Bergsma
Managing Director